UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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ETHAN ALLEN INTERIORS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ETHAN ALLEN INTERIORS INC.
Ethan Allen Drive
Danbury, Connecticut 06811

October 10, 2006

Dear Stockholder:

You are cordially invited to attend the 2006 Annual Meeting of stockholders of Ethan Allen Interiors Inc. This meeting will be held at the Ethan Allen International Corporate Headquarters, Ethan Allen Drive, Danbury, Connecticut 06811 at 9:00 A.M., local time, on Tuesday, November 14, 2006.

You will find information about the meeting in the enclosed Notice and Proxy Statement.

Your vote is very important and we hope you will be able to attend the meeting. To ensure your representation at the meeting, even if you anticipate attending in person, we urge you to vote by returning the enclosed proxy card, by registering your vote using the internet or by telephone. If you attend, you will, of course, be entitled to vote in person.

Sincerely,

M. Farooq Kathwari
Chairman of the Board,
President and Chief Executive Officer

ETHAN ALLEN INTERIORS INC.
Ethan Allen Drive
Danbury, Connecticut 06811

NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS

To our Stockholders:

The Annual Meeting of stockholders of Ethan Allen Interiors Inc. will be held at the Ethan Allen International Corporate Headquarters on Tuesday, November 14, 2006 at 9:00 A.M., local time, for the purpose of considering and acting upon the following:

1.                 The election of directors;

2.                 Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2007 fiscal year;

3.                 Amendment to the 1992 Stock Option Plan; and

4.                 Such other business as may properly come before the meeting.

The Board of Directors has fixed September 20, 2006 as the record date for determining stockholders entitled to notice of, and to vote at, the meeting. We are mailing this notice and the accompanying proxy statement on or about October 10, 2006. We are also enclosing a copy of our 2006 annual report. Whether you plan to attend the meeting in person or not, stockholders are requested to mark, sign, date and return the enclosed proxy card. An envelope is provided requiring no postage for mailing in the United States. You may also vote by telephone or on the Internet (for information and instructions, please see the enclosed proxy card). Your prompt response is appreciated.

By Order of the Board of Directors,
Pamela A. Banks
Secretary
October 10, 2006
Ethan Allen Interiors Inc.
Ethan Allen Drive
Danbury, Connecticut 06811

ETHAN ALLEN INTERIORS INC.
Ethan Allen Drive
Danbury, Connecticut 06811

Questions and Answers

Q:             What is a proxy?

A:             A proxy is a document, also referred to as a “proxy card,” on which you authorize someone else to vote for you at the upcoming annual meeting in the way that you want to vote. You also may choose to abstain from voting. Ethan Allen Interiors Inc.’s board of directors is soliciting the proxy card enclosed.

Q:             What are the purposes of this annual meeting?

A:             At the annual meeting, stockholders will elect two directors, each for a three-year term expiring in 2009. The board’s nominees are: Richard A. Sandberg and Frank G. Wisner (See page 3). Stockholders will also vote on ratifying our selection of KPMG LLP as our independent registered public accounting firm for fiscal 2007 and to extend the term of and increase the number of shares available under the Company’s 1992 Stock Option Plan. Other than routine or procedural matters, we do not expect any other business will be brought up at the meeting, but if any other business is properly brought up, the persons named in the enclosed proxy will have authority to vote on it as they see fit.

Q:             Who is entitled to vote?

A:             Only record holders of our common shares at the close of business on the record date for the meeting, September 20, 2006, are entitled to vote at the annual meeting. Each common share has one vote.

Q:             How do I vote?

A:             Sign and date each proxy card that you receive and return it in the enclosed envelope. Proxies will be voted as you specify on each card. If you sign and return a proxy card without specifying how to vote, your shares will be voted FOR the election of the director nominees identified in this proxy statement, FOR the extension of the term and increase in shares available under the 1992 Stock Option Plan and FOR ratification of our selection of KPMG LLP as our independent registered public accounting firm for fiscal 2007. Your shares also will be voted on any other business that comes before the meeting.

Q:             Can I vote by telephone or on the Internet?

A:             Yes. If you hold your shares in your own name, you may vote by telephone or on the Internet by following the instructions set forth in the attached proxy card. If your shares are held through a broker, bank, or other nominee, they will contact you to request your voting instructions and should provide you with information on voting those shares by telephone or on the Internet.

Q:             Can I change my vote after I have voted?

A:             A later vote by any means will cancel any earlier vote. For example, if you vote by telephone and later vote differently on the Internet, the Internet vote will count, and the telephone vote will be canceled. If you wish to change your vote by mail, you should write our Secretary and request a new proxy card. The last vote we receive before the meeting will be the one counted. You also may change your vote by voting in person at the meeting.

Q:             What does it mean if I get more than one proxy card?

A:             It means that your shares are registered in more than one way. Sign and return all proxy cards or vote each group of shares by telephone or on the Internet to ensure that all your shares are voted.

Q:             Why did our household receive only one proxy statement and annual report this year?

A:             If there are two or more stockholders sharing the same address and you did not withhold your consent to “householding,” we are only sending your household a single copy of our annual report and proxy statement unless we have received contrary instructions from one or more of the stockholders at your address. We believe this householding program will provide you greater convenience and save us the cost of mailing duplicate documents to your home. We will promptly provide additional copies of our 2006 annual report or this proxy statement to the other stockholders in your household if you send a written request to: Office of the Secretary, Ethan Allen Interiors Inc., Ethan Allen Drive, Danbury, Connecticut 06811, or you may call us at 203-743-8496 to request additional copies. Copies of the annual report, proxy statement and other reports we file with the SEC are also available on our website at www.ethanallen.com/investors or through the SEC’s website at www.sec.gov.

You may revoke your consent to householding at any time by contacting ADP, either by calling toll-free 800-542-1061, or by writing to ADP, Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or Morrow & Co., Inc. at 470 West Avenue, Stamford, Connecticut 06902. If you revoke your consent, you will be removed from the householding program within 30 days of receipt of your revocation, and each stockholder at your address will then begin receiving individual copies of our disclosure documents. Similarly, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may contact Morrow & Co., Inc. at the above address to request delivery of a single copy of these materials in the future.

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board of Directors”) of Ethan Allen Interiors Inc., a Delaware corporation (the “Company”), of proxies for use at the 2006 Annual Meeting of stockholders (the “Annual Meeting”) of the Company to be held on Tuesday, November 14, 2006 at the Ethan Allen International Corporate Headquarters, Ethan Allen Drive, Danbury, Connecticut 06811 at 9:00 A.M., local time, or any adjournment thereof. The Proxy Statement and accompanying form of proxy are first being mailed to stockholders on or about October 10, 2006.

VOTING SECURITIES; PROXIES; REQUIRED VOTE

Voting Securities

The Board of Directors has fixed the close of business on September 20, 2006 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, the Company had outstanding 31,734,711 shares of common stock, par value $.01 per share (the “Common Stock”). The holders of Common Stock as of the Record Date are entitled to notice of, and to vote at, the Annual Meeting. Holders of Common Stock are entitled to one vote per share.

Proxies

Clinton A. Clark and Horace G. McDonell, the persons named as proxies on the proxy card accompanying this Proxy Statement, were selected by the Board of Directors of the Company to serve in such capacity. Each properly executed and returned proxy will be voted in accordance with the directions indicated thereon, or if no directions are indicated, such proxy will be voted in accordance with the recommendations of the Board of Directors contained in this Proxy Statement. In voting by proxy with regard to the election of directors, stockholders may vote in favor of all nominees, withhold their vote as to all nominees or withhold their vote as to a specific nominee(s). Each stockholder giving a proxy has the power to revoke it at any time before the shares it represents are voted. Revocation of a proxy is effective upon receipt of a later vote (a) by telephone; (b) by internet; or (c) by receipt by the Secretary of the Company of either: (i) an instrument revoking the proxy; or (ii) a duly executed proxy bearing a later date. Additionally, a stockholder may change or revoke a previously executed proxy by voting in person at the Annual Meeting.

Required Vote

The holders of at least one-third of the outstanding shares of Common Stock represented in person or by proxy will constitute a quorum at the Annual Meeting. At the Annual Meeting, the vote of a majority in interest of the stockholders present, in person or by proxy, and entitled to vote thereon is required to elect directors, to ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company and to amend the 1992 Stock Option Plan.

The election inspectors appointed for the meeting will tabulate the votes cast, in person or by proxy, at the Annual Meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority to vote on a particular matter, as to certain shares, those shares will not be considered as present and entitled to vote with respect to that matter.

PROPOSAL 1
ELECTION OF DIRECTORS

The Board of Directors is presently composed of seven members. The Restated Certificate of Incorporation of the Company divides the Board of Directors into three classes, with one class of directors elected each year for a three-year term. The term of the directors in class III, which is composed of two directors, expires as of the Annual Meeting.

Richard A. Sandberg and Frank A. Wisner are nominated for election at the Annual Meeting, each to serve as a director for a three-year term. If for any reason Mr. Sandberg or Mr. Wisner becomes unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies in the enclosed proxy card will have discretionary authority to vote for a substitute nominee(s). It is not anticipated that Mr. Sandberg or Mr. Wisner will be unavailable for election.

The following sets forth information as to Mr. Sandberg and Mr. Wisner and each director continuing in office, including his or her age, present principal occupation, other business experience, directorships in other publicly held companies, membership on committees of the Board of Directors and period of service as a director of the Company.

Nominees for Election at this Annual Meeting to a Term Expiring in 2009

Richard A. Sandberg, 64, was elected as a director of the Company on November 17, 2003. He is Chief Financial Officer of Matritech, Inc., a publicly traded developer and manufacturer of cancer diagnostic test products, and serves as Manager and Chief Financial Officer of Battery Asset Management, LLC, a firm engaged in foreign currency transactions. Prior to his current positions, Mr. Sandberg held financial and operating positions at Dianon Systems, Inc., a company he founded in 1983, including Chief

Executive Officer and Chief Financial Officer, and at private healthcare companies engaged in DNA testing and pharmaceutical development. Since 2005 Mr. Sandberg has been a member of the Board of Directors of North American Scientific, Inc., a publicly traded radiation-based technology company focused on the diagnosis and treatment of cancer. He is a member of the Audit Committee.

Frank G. Wisner, 68, was elected as a director of the Company on July 23, 2001. He is Vice Chairman, External Affairs, of American International Group (“AIG”), the leading United States-based mixed financial services and international insurance organization. Mr. Wisner is also on the board of directors of EOG Resources. Prior to joining AIG, he was the United States Ambassador to India from July 1994 through July 1997. He retired from the United States Government with the rank of Career Ambassador, the highest grade in the Foreign Service. Mr. Wisner joined the State Department as a Foreign Service Officer in 1961 and served in a variety of overseas and Washington positions during his 36-year career. Among his other positions, Mr. Wisner served successively as United States Ambassador to Zambia, Egypt and the Philippines. Before being named United States Ambassador to India, his most recent assignment was as Under Secretary of Defense for Policy. Prior to that, he was Under Secretary of State for International Security Affairs. He is Chairman of the Nominations/Corporate Governance Committee.

Directors Whose Present Terms Will Continue Until 2008

M. Farooq Kathwari, 62, was elected as a director of the Company in 1981. He is President and Chief Executive Officer of the Company and Ethan Allen Global, Inc. He was appointed President and Chief Operating Officer in 1985 and was appointed to the position of Chairman and Chief Executive Officer of the Company and Ethan Allen Retail, Inc., our wholly-owned subsidiary, in September 1988. In 1980, Mr. Kathwari joined the Company as a Vice President responsible for merchandising and international operations. He was promoted to Senior Vice President in 1981 and to Executive Vice President in 1983. In 1973, Mr. Kathwari and Ethan Allen Retail, Inc. formed KEA International, Inc., a joint venture, the objective of which was to develop home furnishings product programs such as lighting, floor coverings, decorative accessories and other related programs. From 1968 to 1973 he was Vice President of Rothschild, Inc. Mr. Kathwari is a director of several non-profit organizations, including the National Retail Federation and the American Home Furnishings Alliance.

Horace G. McDonell, 77, was elected as a director of the Company on May 30, 1991. He retired as Chairman and Chief Executive Officer of the Perkin-Elmer Corporation in November 1990. Mr. McDonell served in a number of marketing and executive positions in that company. He was elected President in 1980, Chief Executive Officer in 1984, and Chairman in 1985. He is a past Chairman of the American Electronics Association and a past director of Danbury Health Systems, Hubbell Incorporated, Uniroyal Incorporated, Silicon Valley Group Incorporated and ETEC Incorporated. He is Chairman of the Audit Committee and a member of the Compensation Committee and the Nominations/Corporate Governance Committee.

Directors Whose Present Terms Will Continue Until 2007

Clinton A. Clark, 64, was elected as a director of the Company on June 30, 1989. He is the President and sole stockholder of CAC Investments, Inc. (“CAC”) a private investment company he founded in January 1986. Prior to founding CAC, Mr. Clark was Chairman, President and Chief Executive Officer of Long John Silver’s Restaurants, Inc. from 1990 through September 1993 and President and Chief Executive Officer of The Children’s Place, a retail children’s apparel chain he founded in 1968. Mr. Clark is also an investor in and director of several private companies. He is Chairman of the Compensation Committee and a member of the Audit Committee.

Kristin Gamble, 61, was elected as a director of the Company on July 28, 1992. Since 1984, she has been President of Flood, Gamble Associates, Inc., an investment counseling firm. Ms. Gamble was Senior Vice President responsible for equity strategy and economic research with Manufacturers Hanover Trust Company from 1981 to 1984. Prior to that, she held various management positions with Manufacturers Hanover (1977-1981), Foley, Warendorf & Co., a brokerage firm (1976-1977), Rothschild, Inc. (1971-1976) and Merrill, Lynch, Pierce, Fenner & Smith (1968-1971). Since May 1995, she has served as a member of the Board of Trustees of Federal Realty Investment Trust. She is a member of the Compensation Committee and the Nominations/Corporate Governance Committee.

Edward H. Meyer, 79, was elected as a director of the Company on May 30, 1991. He is Chairman of the Board, and Chief Executive Officer of Grey Global Group Inc. (“Grey Global”). Mr. Meyer joined Grey Global in 1956 and in 1964 was appointed Executive Vice President for Account Services. He was thereafter elected President in 1968 and Chief Executive Officer and Chairman in 1970. Grey Global performs advertising services for Ethan Allen. See “Certain Transactions”. Mr. Meyer is a director of a number of outside business and financial organizations, including Harman International Industries, Inc.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR NAMED ABOVE, WHICH IS DESIGNATED AS PROPOSAL NO. 1 ON THE ENCLOSED PROXY CARD.

CORPORATE GOVERNANCE

The Board of Directors has determined that each of the following directors or director nominees comprising the six non-management directors including both nominees meet the criteria for “independent” directors as defined in Section 303A.02 of the listing standards of the New York Stock Exchange (“NYSE Listing Standards”): Clinton A. Clark, Kristin Gamble, Horace G. McDonell, Edward H. Meyer, Richard A. Sandberg and Frank G. Wisner. As noted below, Edward H. Meyer is Chairman of the Board and Chief Executive Officer of Grey Global which performs certain services for the Company but which relationship is not material under Section 303A.02 of the NYSE Listing Standards. In addition, the Board of Directors has determined that this relationship never interfered with Mr. Meyer’s demonstrated independence from management and has therefore concluded that Mr. Meyer is in fact an independent director.

Stockholder Communication with Directors

Stockholders may communicate with the full board or individual directors by sending communications to the Office of the Secretary, Ethan Allen Interiors Inc., Ethan Allen Drive, Danbury, Connecticut 06811 for forwarding to the appropriate director(s).

Certain Transactions

Mr. Meyer is Chairman of the Board and Chief Executive Officer of Grey Global, whose fee for the performance of advertising services for the Company and its subsidiaries during fiscal year 2006 was approximately $960,387.

The Company is party to indemnification agreements with each of the members of the Board of Directors pursuant to which the Company has agreed to indemnify and hold harmless each director from liabilities incurred as a result of such director’s status as a director of the Company, subject to certain limitations.

Compensation Committee Interlocks and Insider Participation

No executive officer of the Company, or any of its subsidiaries, served as a director of or on the Compensation Committee (or equivalent) of another entity except as otherwise disclosed herein.

The Company’s Code of Business Conduct and Ethics, Corporate Governance Guidelines and the charters of its Audit Committee, Compensation Committee and Nominations/Corporate Governance Committee are available on the Company’s website at www.ethanallen.com/governance. Any waiver of the Company’s Code of Business Conduct and Ethics for directors or executive officers may only be made by the Nominations/Corporate Governance Committee, and any waivers or amendments will be disclosed promptly by a posting on our website. Stockholders may request a copy of any of these documents by writing to: Ethan Allen Interiors Inc., Ethan Allen Drive, Danbury, CT 06811, Attn: Office of the Secretary.

Meetings and Committees of the Board of Directors

During fiscal year 2006, there were four regularly scheduled meetings of the Board of Directors as well as the annual meeting of stockholders. Non-employee directors ordinarily meet in executive session without management present at regularly scheduled board meetings. These sessions are chaired by a non-employee director and are rotated annually. Clinton A. Clark currently chairs the independent director meetings. All directors are expected to attend all board meetings, independent director meetings, stockholder meetings and committee meetings. The board of directors realizes that conflicts may arise from time to time but expects that each director will make every effort to keep such conflicts to a minimum. All directors, who held office, attended the November 15, 2005 annual meeting. In fiscal year 2006, except as otherwise set forth hereinafter, there was 98% attendance at all board meetings and committee meetings.

The Board of Directors has established three standing committees: the Audit Committee; the Compensation Committee; and the Nominations/Corporate Governance Committee. Committee membership of each nominee and continuing director are set forth below:

Audit Committee:

Horace G. McDonell (Chairman)
Clinton A. Clark
Richard A. Sandberg

Compensation Committee:

Clinton A. Clark (Chairman)
Kristin Gamble
Horace G. McDonell

Nominations/Corporate Governance Committee:

Frank A. Wisner (Chairman)
Kristin Gamble
Horace G. McDonell

AUDIT COMMITTEE

The Audit Committee is principally responsible for ensuring the accuracy and effectiveness of the annual audit of the financial statements as conducted by the Company’s internal auditors and independent registered public accounting firm. The duties of the Committee include, but are not limited to: (i) appointing and supervising the Company’s independent registered public accounting firm; (ii) assessing the organization and scope of the Company’s internal audit function; (iii) reviewing the scope of audits to be conducted, as well as the results thereof; (iv) approving audit and non-audit services provided to the Company by the independent registered public accounting firm; and (v) overseeing the Company’s financial reporting activities, including the Company’s internal controls and procedures and the accounting standards and principles applied.

In accordance with SEC regulations, the Audit Committee has approved an Audit Committee Charter, describing the responsibilities of the Audit Committee, a copy of which can be found on the Company’s website at www.ethanallen.com/governance and attached as Appendix A hereto. Each member of the Audit Committee is “independent,” as defined in Sections 303.01(B)(2)(a) and (3) of the NYSE Listing Standards, and Item 7(d)(3) of Schedule 14A and is an “audit committee financial expert” as defined under 401 of Regulation S-K of the Securities Exchange Act of 1934.

Report of the Audit Committee of the Board of Directors

The Audit Committee oversees the Company’s financial reporting process including the Company’s system of internal control on behalf of the Board of Directors. However, management has the primary responsibility for the financial statements and the reporting process including the system of internal control. In fulfilling its oversight responsibilities, the Audit Committee reviewed, with management, the audited financial statements in the annual report, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures contained in the financial statements. In addition, in compliance with the Sarbanes-Oxley Act of 2002 (“SOX”), the Audit Committee reviewed with management and KPMG LLP, the Company’s independent registered public accounting firm (“KPMG”), the effectiveness of the Company’s internal control over financial reporting as of June 30, 2006.

The Audit Committee reviewed with KPMG, who is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgment(s) as to the quality, not just the acceptability, of the Company’s accounting principles. The Audit Committee also reviewed such other matters as are required to be discussed under auditing standards of the Public Company Accounting Oversight Board (United States). In addition, the Audit Committee has received from KPMG the written disclosures required by Independence Standards Board Standard No. 1 and has discussed with KPMG the auditors’ independence from management and the Company.

The Audit Committee discussed with the Company’s internal auditors and KPMG the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and KPMG, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s system of internal control and procedures and the overall quality of the Company’s financial reporting. The Audit Committee held 10 meetings during fiscal year 2006, which included, but were not limited to, the review of the quarterly 10-Q filings and annual 10-K filing.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2006 for filing with the SEC.

HORACE G. McDONELL, CHAIRMAN
CLINTON A. CLARK
RICHARD A. SANDBERG

COMPENSATION COMMITTEE

The duties of the Compensation Committee include, but are not limited to: (i) reviewing and making determinations with regard to the employment arrangements and compensation for the Chief Executive Officer, President and Chief Financial Officer or Treasurer; and (ii) considering and either accepting, modifying or rejecting the Chief Executive Officer’s recommendations as to incentive compensation for executives and employees. No member of the Compensation Committee was an officer or employee of the

Company or any of its subsidiaries during the fiscal year ended June 30, 2006. The Committee, in accordance with its charter, may engage any third party firm or consultant in fulfilling its responsibilities.

Report of the Compensation Committee of the Board of Directors

The Compensation Committee reviews and approves the remuneration arrangements for the officers and directors of the Company, and reviews and recommends new executive compensation or stock plans in which the officers and/or directors are eligible to participate, including stock option grants and restricted stock awards. The Compensation Committee held 2 meetings during fiscal year 2006.

General Policies Regarding Compensation of Officers

The Compensation Committee’s goal is to establish compensation levels and administer executive compensation plans: (1) to attract and retain high quality managerial and executive talent; (2) to reward executives for superior performance; and (3) to structure appropriate incentives for executives to produce sustained superior performance in the future. The Company’s compensation structure consists of base salary and discretionary cash bonuses, stock options and restricted stock awards. Generally, in assessing the compensation arrangements for officers, other than the Chief Executive Officer, the Compensation Committee solicits recommendations from its Chief Executive Officer relating to discretionary cash bonuses and stock options, which it considers, and either accepts, modifies or rejects.

Salary

The Compensation Committee assesses base salaries of the Chief Executive Officer and Chief Financial Officer or Treasurer at levels that reflect the Compensation Committee’s subjective assessment which is based upon performance as well as prevailing salary levels among the companies with which it believes the Company competes for executive talent, as well as companies in the Company’s industry, in general.

Bonuses

For fiscal year 2006, the Company’s Compensation Committee maintained a cash bonus program (the “Bonus Program”) for managerial employees of the Company. The Bonus Program had two components: (i) an aggregate of $2,718,500 in cash to be distributed to managerial employees, other than Mr. Kathwari, in amounts recommended by Mr. Kathwari; and (ii) as to Mr. Kathwari, an amount determined in accordance with the Employment Agreement (defined below). In light of the Company’s performance for fiscal year 2006 and in accordance with the bonus formula in the Employment Agreement, the Compensation Committee approved a bonus of $864,000 for Mr. Kathwari.

Stock Option and Restricted Stock Awards

Stock options granted at 100% of the Company’s Common Stock market value on the date of grant are currently the Company’s primary long term compensation vehicle for executives and managerial staff. The Compensation Committee believes that stock options align the interests of management with those of the Company’s stockholders, providing appropriate incentive to motivate management, thereby increasing stockholder return.

In determining the size of individual option grants and restricted stock awards, the Compensation Committee considers the aggregate number of shares available, which is, in turn, a function of: (i) the level of stockholders’ dilution; (ii) the number of shares previously authorized by stockholders and remaining available for grants of options and restricted stock awards; and (iii) the number of individuals to whom the Company wishes to grant stock options and restricted stock awards. The Compensation Committee also considers the range of potential compensation levels that may be yielded by the options or awards.

Furthermore, the Compensation Committee considers the size of option grants or restricted stock awards by those companies with which it believes the Company competes for executives, especially within the home furnishings industry. The Compensation Committee reserves the discretion to consider any factors it considers relevant, and to give all factors considered the relative weight it considers appropriate under the circumstances, then prevailing, in reaching its determination regarding the size and timing of option grants and restricted stock awards.

Compensation for the Chief Executive Officer

As of July 1, 2002, Mr. Kathwari and the Company entered into an employment agreement (the “Employment Agreement”). Pursuant to the Employment Agreement, the Company has agreed to continue to employ Mr. Kathwari as Chairman, President and Chief Executive Officer of the Company and Ethan Allen Global, Inc., by assignment from Ethan Allen Retail, Inc., for a period of five years commencing July 1, 2002, with two automatic one-year extensions commencing on each of July 1, 2007, and July 1, 2008 (each, an “Anniversary Date”), unless notice is given by either Mr. Kathwari or the Company not later than 12 months prior to an Anniversary Date. As of the date hereof no such notice has been given. Pursuant to the terms of the Employment Agreement, Mr. Kathwari will receive a base salary of $850,000 per year, subject to an annual increase upon the review and recommendation of the Compensation Committee, with automatic annual cost-of-living increases.

Pursuant to the terms of the Employment Agreement, Mr. Kathwari is entitled to an annual incentive bonus based upon the Company’s Operating Income (as defined in the Employment Agreement). If the Company’s Operating Income for the fiscal year ended June 30, 2006, was $106.5 million (the “Threshold”) or less, he would receive no incentive bonus. If the Company’s Operating Income for the fiscal year ended June 30, 2006, exceeded the Threshold, his incentive bonus would be equal to 2% of the amount by which the Company’s Operating Income exceeded the Threshold after giving effect to certain other adjustments as stipulated in the Employment Agreement. The Threshold will be increased by 10% each fiscal year. In addition, in the event the Company consummates a major acquisition, the Company and Mr. Kathwari have agreed that they will negotiate in good faith for an appropriate revision to the Threshold in order to properly implement its purpose.

Pursuant to the Employment Agreement, Mr. Kathwari was granted: (i) as of August 1, 2002, ten-year stock options to purchase 600,000 shares of Common Stock, at an exercise price of $31.02 per share (the price of a share of Common Stock on the New York Stock Exchange as of such date), which vested at a rate of 200,000 each year following the date of grant, up to and including August 1, 2005; (ii) as of August 1, 2003, ten-year stock options to purchase 400,000 shares of Common Stock, at an exercise price of $35.53 per share (the price of a share of Common Stock on the New York Stock Exchange as of such date), which vested at a rate of 200,000 each year following the date of grant, up to and including August 1, 2005; and (iii) as of August 1, 2004, ten-year stock options to purchase 200,000 shares of Common Stock, at an exercise price of $37.15 per share (the price of a share of Common Stock on the New York Stock Exchange as of close of business on July 30, 2004, the date the Common Stock was last reported as August 1, 2004 was a Sunday), which vested on August 1, 2005. All options were granted pursuant to the 1992 Stock Option Plan. As of the Record Date, all of the foregoing options are fully vested.

Pursuant to the Employment Agreement, Mr. Kathwari received on each of August 1, 2002, August 1, 2003 and August 1, 2004, 10,500 shares of restricted stock. The shares of restricted stock vest on the third anniversary of the grant date in accordance with a tiered vesting schedule tied to the Company’s total return to its stockholders as compared to the total return to holders of common stock of the companies which comprise the Standard & Poor’s 500. Any shares which do not vest will be forfeited. As of July 31, 2006, in accordance with the tiered vesting schedule set forth in the Employment Agreement, Mr. Kathwari was deemed vested in 4,200 shares related to the August 1, 2003 grant. As of July 31, 2005, in accordance with the tiered vesting schedule set forth in the Employment Agreement, Mr. Kathwari was deemed vested in 8,400 shares related to the August 1, 2002 grant. As of each dividend record date for the Common Stock occurring on or after the date of any grant of shares of restricted stock, but prior to the date such shares become vested or are forfeited, an account established by the Company for the benefit of Mr. Kathwari has been credited with the amount of dividends which would otherwise have been paid with respect to such shares. Amounts credited to the account shall be credited with interest at the rate of 5% per year until distribution. Mr. Kathwari shall be fully vested in all amounts credited to the account, regardless of the subsequent vesting or forfeiture of the shares. The balance credited to Mr. Kathwari’s account shall be distributed to him, in cash, as soon as practicable after the termination of his employment. All shares of restricted stock will become fully vested upon the occurrence of a change in control of the Company or in the event that Mr. Kathwari’s employment is terminated by the Company without “cause” or by Mr. Kathwari “for good reason.”

Under his prior employment agreement, the Company established a book account for Mr. Kathwari, which has been credited with 126,000 Stock Units (the “Stock Units”). Following the termination of Mr. Kathwari’s employment, Mr. Kathwari will receive shares of Common Stock equal to the number of Stock Units credited to the account. During the period in which Stock Units are credited to the account, Mr. Kathwari received and will receive dividend-equivalent payments, in cash, equal to the dividends which would otherwise have been paid on the shares of Common Stock represented by the Stock Units.

In the event Mr. Kathwari’s employment with the Company is terminated by reason of death or disability, he (or his estate) will receive his base salary plus his bonus through the end of the year, along with any deferred compensation, unreimbursed expenses, insurance proceeds and other payments in accordance with Company practices. If Mr. Kathwari’s employment is terminated by the Company without “cause” or by Mr. Kathwari “for good reason”, he will receive his base salary through the end of the term of the Employment Agreement and a payment equal to the lesser of $1 million or the bonus payments for two years calculated by reference to the highest bonus previously paid to him, and he will be entitled to settlement of the stock options, which are exercisable within three years after termination. If Mr. Kathwari’s employment is terminated by the Company for “cause” or voluntarily by Mr. Kathwari, he will receive his base salary and bonus prorated through the date of termination, along with any deferred compensation, unreimbursed expenses or any other payment in accordance with Company practices. In connection with each of the foregoing termination payments, Mr. Kathwari will be reimbursed for certain excise and other taxes he is required to pay in respect of such payments.

For fiscal year 2006, Mr. Kathwari received $935,017 in base salary, which represented a $21,022 increase from the prior fiscal year and is consistent with the terms of the Employment Agreement. Mr. Kathwari also received an annual incentive bonus for fiscal year 2006 of $864,000 and dividend income of $86,940 from the Stock Units. The payment of the incentive bonus and the dividend income were in accordance with the recommendation and action of the Compensation Committee and the terms of the Employment Agreement. For fiscal year 2005, Mr. Kathwari received $913,995 in base salary, which represented a $40,195 increase from the prior fiscal year and was consistent with the terms of the Employment Agreement. Mr. Kathwari also received an annual incentive bonus for fiscal year 2005 of $663,000 and dividend income of $69,300 from the Stock Units. The payment of the incentive bonus and the dividend income were in accordance with the recommendation and action of the Compensation

Committee and the terms of the Employment Agreement. For fiscal year 2004, Mr. Kathwari received $873,800 in base salary, which represented a $23,800 increase from the prior fiscal year and was consistent with the terms of the Employment Agreement. Mr. Kathwari also received an annual incentive bonus for fiscal year 2004 of $1,073,000 and dividend income of $428,400 from the Stock Units. The payment of the incentive bonus and the dividend income were in accordance with the recommendation and action of the Compensation Committee and the terms of the Employment Agreement.

To assist in developing the terms of the Employment Agreement, the Compensation Committee retained an independent compensation consultant, and met with such consultant over a period of six months. In determining the level of compensation appropriate for Mr. Kathwari, the Compensation Committee reviewed employment contracts of chief executive officers in companies in the home furnishings industry of a size and complexity comparable to the Company. In addition, the Compensation Committee and Mr. Kathwari agreed to include a substantial incentive component in the Employment Agreement. As a result, the large part of Mr. Kathwari’s potential compensation is in the form of stock options, restricted stock awards, and a bonus based on the Company’s performance.

Tax Policy

Section 162(m) of the Internal Revenue Code (the “Code”) limits deductibility of annual compensation in excess of $1 million paid to the Company’s Chief Executive Officer and any of the four other highest paid officers. However, compensation is exempt from this limit if it qualifies as “performance based compensation.” In 2001, the Company submitted an amendment to the 1992 Stock Option Plan to stockholders, to allow awards thereunder to qualify under the “performance-based compensation” requirements. The Company has also submitted the incentive performance bonus provisions of the Employment Agreement to its stockholders to allow the bonus to comply with the “performance-based compensation” requirements, which was approved and ratified by the stockholders.

Although the Compensation Committee will continue to consider deductibility under Section 162(m) with respect to future compensation arrangements with executive officers, deductibility will not be the sole factor used in determining appropriate levels or methods of compensation. Since Company objectives may not always be consistent with the requirements for full deductibility, the Company may enter into compensation arrangements under which payments are not deductible under Section 162(m).

Conclusion

The Compensation Committee believes that long-term stockholder value is enhanced by corporate and individual performance achievements. Through the plans described above, a significant portion of the Company’s executive compensation is based on corporate and individual performance, as well as competitive pay practices. The Compensation Committee believes equity compensation, in the form of stock options, restricted stock, and stock units is vital to the long-term success of the Company. The Compensation Committee remains committed to this policy, recognizing that the competitive market for talented executives and the cyclical nature of the Company’s business may result in highly variable compensation for a particular time period.

CLINTON A. CLARK, CHAIRMAN
KRISTIN GAMBLE
HORACE G. McDONELL

NOMINATIONS/CORPORATE GOVERNANCE COMMITTEE

The duties of the Nominations/Corporate Governance Committee include, but are not limited to the duty to: (i) develop qualification criteria for board members and nominate or recommend to the Board of Directors individuals to serve on the Board of Directors; (ii) review and monitor the Company’s corporate governance policies and guidelines, including the Company’s trading policy for its directors and executive officers; and (iii) make an annual assessment of the Board’s performance and report to the Board of Directors. The Nominations/Corporate Governance Committee follows the procedure concerning nominations or consideration of director candidates recommended by stockholders set forth in the Company’s Amended and Restated By-Laws (“By-Laws”). The By-Laws of the Company permit stockholders, as of the Record Date, to nominate director candidates at the annual meeting, subject to certain notification requirements. (See “Stockholder Proposals and Nomination of Directors” under Other Matters, beginning on page 25 herein, for information on how to submit a proposal or nominate a director.) The Nominations/Corporate Governance Committee believes that as a result of the provisions in the By-Laws, any separate policy relating to stockholder proposals or nominations by the Nominations/Corporate Governance Committee would be duplicative. Each member of the Nominations/Corporate Governance Committee is “independent” as defined in Section 303A.02 of the NYSE Listing Standards. The Nominations/Corporate Governance Committee held 1 meeting during fiscal year 2006.

The Nominations/Corporate Governance Committee seeks candidates who demonstrate a willingness and ability to prepare for, attend and participate in all board and committee meetings and whose experience and skill would complement the then existing mix of directors. The Nominations/Corporate Governance Committee gathers suggestions as to individuals who may be available to meet the Board’s future needs from a variety of sources, such as past and present directors, stockholders, colleagues and other parties with which a member of the Nominations/Corporate Governance Committee or the Board of Directors have had business dealings, and undertakes a preliminary review of the individuals suggested. At such times as the Nominations/Corporate Governance Committee determines that a relatively near term need exists and the Nominations/Corporate Governance Committee believes that an individual’s qualities and skills would complement the then existing mix of directors, the Nominations/Corporate Governance Committee or its Chairman will contact the individual. The Chairman will, after such contact, discuss the individual with the Nominations/Corporate Governance Committee. Based on the Nominations/Corporate Governance Committee’s evaluation of potential nominees and the Company’s needs, the Nominations/Corporate Governance Committee determines whether to nominate the individual for election as a director. While the Nominations/Corporate Governance Committee has not, in the past, engaged any third party firm or consultant to identify or evaluate nominees, the Nominations/Corporate Governance Committee, in accordance with its charter, may do so in the future. There are no differences in the manner in which the Nominations/Corporate Governance Committee evaluates nominees for director recommended by a stockholder.

Director Compensation

For fiscal year 2006, all independent directors (as defined in the NYSE Listing Standards) received $20,000 per annum and $3,500 per meeting of the Board of Directors attended in person ($1,000 per meeting attended by telephone). The Chairmen of the Compensation and Nominations/Corporate Governance committees received an additional $8,000 per annum. The Chairman of the Audit Committee received an additional $10,000 per annum. Each independent director received $2,000 for each committee meeting of the Board of Directors attended in person ($1,000 per meeting attended by telephone) held on a date on which a meeting of the Board of Directors was not held. In addition, independent directors are eligible for awards of options and stock appreciation rights under the Company’s 1992 Stock Option Plan. Pursuant to the 1992 Stock Option Plan, 3,000 options were granted in fiscal year 2006 to each independent director. Employee directors do not receive additional compensation for serving on the Board of Directors.

Executive Officers

Set forth below is a description of the business experience of each executive officer, other than Mr. Kathwari, of the Company:

Nora Murphy, 46, has served as Vice President, Style, since October 2001 and is responsible for coordinating the style, presentation and design of products sold by the Company. Prior to joining the Company, Ms. Murphy owned an interior design firm which performed consulting services on behalf of the Company.

Craig Stout, 56, has served as Vice President, Case Goods Merchandising since 2005. Mr. Stout is responsible for product design and development as well as management of products domestically manufactured and sourced internationally. He joined Ethan Allen in 1972 with a B.S in Business Administration from The Ohio State University and has held other key management positions including Vice President of Product Development along with other marketing, merchandising and product development positions. Mr. Stout holds various furniture design patents and has won ASFD (American Society of Furniture Designers) Pinnacle design awards.

Edward Teplitz, 45, has served as Vice President, Retail Division since May 2003 and Executive Vice President of our subsidiary, Ethan Allen Retail, Inc. since 2005. He is responsible for the oversight and operation of the Company’s retail division. Mr. Teplitz joined the Company in 2001 as Vice President, Finance, later becoming Chief Financial Officer. Prior to joining the Company he was an Ethan Allen licensee in Pittsburgh, Pennsylvania and Cleveland, Ohio. Prior to that, Mr. Teplitz worked in the corporate finance department of E.F. Hutton & Company and FLIC (USA), Inc. Mr. Teplitz holds an MBA in Finance from Columbia Business School and a B.S. in Accounting from Wharton School of Finance.

Corey Whitely, 46, has served as Vice President, Operations since 2003 and Executive Vice President of our subsidiary, Ethan Allen Operations, Inc., since 2005. He oversees all operational functions of the Company and is responsible for strengthening the Company’s processes and increasing efficiency. Mr. Whitely joined the Company in 1988 in the retail division and has held positions of increasing responsibilities including the areas of information technology, logistics and manufacturing. Mr. Whitely also serves on the Board of Directors of the Connecticut Retail Merchants Association, a statewide retailers group representing retailers in Connecticut, and is a member of the National Retail Federation’s CIO Council which is the industry’s committee of IT leaders.

Security Ownership of Common Stock of Certain Owners and Management

The following table sets forth, as of September 20, 2006, except as otherwise noted, information with respect to beneficial ownership of the Common Stock in respect of: (i) each director and executive officer of the Company named in the table below under “Executive Compensation-Summary Compensation Table”; (ii) all directors and executive officers of the Company as a group; and (iii) based on information available to the Company and a review of statements filed with the SEC pursuant to Section 13(d) and/or 13(g) of the Securities Act of 1934, as amended (the “Exchange Act”), each person or entity that beneficially owned (directly or together with affiliates) more than 5% of the Common Stock. The Company believes that each individual or entity named has sole investment and voting power with respect to shares of Common Stock indicated as beneficially owned by them, except as otherwise noted.

Name and Address of Beneficial Owner	Shares Beneficially Owned(1)	Common Stock Percentage Ownership(1)
Directors and Executive Officers:
M. Farooq Kathwari(2)	5,015,575	14.67%
Clinton A. Clark(3)	22,198	*
Kristin Gamble(4)	36,000	*
Horace G. McDonell(5)	60,737	*
Edward H. Meyer(6)	86,360	*
Richard A. Sandberg(7)	5,000	*
Frank G. Wisner(8)	12,600	*
Nora Murphy(9)	4,500	*
Craig W. Stout(10)	13,344	*
Edward Teplitz(11)	14,875	*
Corey Whitely(12)	10,147	*
All executive officers and directors as a group(2)(3)(4)(5)(6)(7)(8)(9)(10)(11)(12)	5,281,336	15.38%
Other Principal Stockholders:
Lord, Abbett & Co., LLC(13)	3,249,444	10.24
Royce & Associates, LLC(14)	3,158,695	9.95
AMVESCAP PLC(15)	2,611,043	8.23
Artisan Partners LP(16)	1,992,800	6.28
Fenimore Asset Management, Inc.(17)	1,696,586	5.35
Barclays Global Investors, N.A.(18)	1,693,332	5.34

                 * Indicates beneficial ownership of less than 1% of shares of Common Stock.

       (1) Information presented herein reflects beneficial share ownership and includes stock based compensation awards and outstanding options granted under the 1992 Stock Option Plan (the “Stock Options”), which as of September 20, 2006, are currently exercisable or will become exercisable within sixty (60) days.

       (2) Includes (a) 2,549,591 shares owned directly by Mr. Kathwari; (b) options to purchase 2,450,050 shares of Common Stock; (c) 10,500 unvested shares of restricted stock; and (d) 5,434 shares held directly by Mr. Kathwari in the Ethan Allen Retirement Savings Plan.

       (3) Includes (a) 13,198 shares owned directly by Mr. Clark, and (b) options to purchase 9,000 shares of Common Stock.

       (4) Includes (a) 9,000 shares owned directly by Ms. Gamble, and (b) options to purchase 27,000 shares of Common Stock.

       (5) Includes (a) 33,737 shares owned directly by Mr. McDonell, and (b) options to purchase 27,000 shares of Common Stock.

       (6) Includes (a) 59,360 shares owned directly by Mr. Meyer, and (b) options to purchase 27,000 shares of Common Stock.

       (7) Includes (a) 500 shares owned directly by Mr. Sandberg, and (b) options to purchase 4,500 shares of Common Stock.

       (8) Includes (a) 100 shares owned directly by Mr. Wisner, and (b) options to purchase 12,500 shares of Common Stock.

       (9) Includes options to purchase 4,500 shares of Common Stock held by Ms. Murphy.

(10) Includes (a) 816 shares owned directly by Mr. Stout; (b) options to purchase 11,925 shares of Common Stock; and (c) 603 shares held directly by Mr. Stout in the Ethan Allen Retirement Savings Plan.

(11) Includes options to purchase 14,875 shares of Common Stock held by Mr. Teplitz.

(12) Includes (a) 597 shares of Common Stock held directly by Mr. Whitely in the Ethan Allen Retirement Savings Plan, and (b) options to purchase 9,550 shares of Common Stock.

(13) Lord, Abbett & Co., LLC (“Lord”) an institutional investment manager registered under the Exchange Act beneficially owned 3,249,444 shares of Common Stock as per their Schedule 13G filing with the SEC on February 14, 2006. The address of Lord is 90 Hudson Street, Jersey City, New Jersey 07302.

(14) Royce & Associates, LLC (“Royce”) an institutional investment manager registered under the Exchange Act beneficially owned 3,158,695 shares of Common Stock as per their Schedule 13G filing with the SEC on January 20, 2006. The address of Royce is 1414 Avenue of the Americas, New York, New York 10019.

(15) AMVESCAP PLC, a U.K. entity and an institutional investment manager registered under the Exchange Act beneficially owned 2,611,043 shares of Common Stock per their Schedule 13G filing with the SEC on February 13, 2006. The address of AMVESCAP is 30 Finsbury Square, London EC2A 1AG England.

(16) Artisan Partners LP (“Artisan”) an institutional investment manager registered under the Exchange Act beneficially owned 1,992,800 shares of Common Stock as per their Schedule 13G filing with the SEC on January 27, 2006. The address of Artisan is 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202.

(17) Fenimore Asset Management, Inc. (“Fenimore”) an institutional investment manager registered under the Exchange Act beneficially owned 1,696,586 shares of Common Stock as per their Schedule 13G filing with the SEC on January 13, 2006. The address of Fenimore is 384 N. Grand Street, Box 310, Cobleskill, NY 12043.

(18) Barclays Global Investors N.A. (“Barclays”) an institutional investment manager registered under the Exchange Act beneficially owned 1,693,332 shares of Common Stock as per their Schedule 13G filing with the SEC on January 30, 2006. The address of Barclays is 45 Fremont Street, San Francisco, CA 94105.

PROPOSAL 2
RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee selects and hires our independent registered public accounting firm and has selected KPMG as the independent registered public accounting firm of the Company for the fiscal year ending June 30, 2007. KPMG was the independent registered public accounting firm for the Company for the fiscal year ended June 30, 2006. Representatives of KPMG will be present at the Annual Meeting and will be given the opportunity to make a statement if they so desire. They will also be available to respond to appropriate questions. We are asking you to ratify the selection of KPMG as our independent registered public accounting firm. Although ratification is not required by our By-laws, the Board of Directors is submitting the selection of KPMG to you for ratification as a matter of good corporate practice. If the Audit Committee’s selection is not ratified, it will reconsider the selection, if appropriate. Even if the selection is ratified the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Audit Fees

The following table represents a summary of professional fees paid to KPMG for services rendered in connection with: (i) the audit for the Company’s annual financial statements for the fiscal years ended June 30, 2006 and 2005 and (ii) other matters.

	2006	2005
Audit fees(1)	$1,850,000	$1,815,000
Audit-related fees(2)	23,000	21,000
Tax fees(3)	74,000	396,750
All other fees	—	—
Total fees	$1,947,000	$2,232,750

       (1) In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees that the Company paid to KPMG for the audit of the Company’s annual financial statements included in the Form 10-K and review of the Company’s interim financial statements included in the Form 10-Qs; for the attestation of management’s report on the effectiveness of the Company’s internal control over financial reporting, as required by Section 404 of SOX; and for services that are normally provided by the auditors in connection with statutory and regulatory filings or engagements.

       (2) “Audit-related fees” are fees for services related to the performance of the annual audit of the Ethan Allen Retirement Savings Plan.

       (3) Tax fees consist of fees incurred in connection with tax compliance and tax planning services.

Audit and Non-Audit Engagement Pre-Approval Policy

To help assure the independence of the Company’s independent registered public accounting firm, the Audit Committee has established a policy whereby all audit and non-audit engagements proposed to be performed by the independent registered public accounting firm must be approved by the Chairman or, in his discretion, the entire Audit Committee. For fiscal year 2006, less than 1% of the Audit-Related Fees, Tax Fees and All Other Fees disclosed above were approved pursuant to the de minimus exception set forth in Rule 2-01(c)(7)(i)(C) of Regulation S-X.

There were no fees incurred related to financial information technology design and implementation. The Audit Committee has determined that the provision of tax and other services by the independent registered public accounting firm is compatible with maintaining their independence.

THE AUDIT COMMITTEE RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2007, WHICH IS DESIGNATED AS PROPOSAL NO. 2 ON THE ENCLOSED PROXY CARD.

Equity Compensation Plan Information

The following table sets forth certain information regarding our equity compensation plans as of June 30, 2006.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by security holders(1)	3,344,132	$27.59	441,605
Equity compensation plans not approved by security holders(2)	—	—	—
Total	3,344,132	$27.59	441,605

       (1) Amount includes stock options outstanding under our 1992 Stock Option Plan (the “Plan”) as well as unvested shares of restricted stock and vested Stock Units which have been provided for under the provisions of the Plan. See Note 11 to our Consolidated Financial Statements filed on Form 10-K for the year ended June 30, 2006.

       (2) As of June 30, 2006, we do not maintain any equity compensation plans which have not been approved by our stockholders.

PROPOSAL 3
AMENDMENT TO THE 1992 STOCK OPTION PLAN

General

Since the Company’s adoption of the 1992 Stock Option Plan on March 23, 1993, as amended (the “Stock Option Plan”), and as of the Record Date, the Company has granted 4,987,867 stock options, net of cancellations, (as adjusted for the 1997 2-for-1 and 1999 3-for-2 Stock Splits “Stock Splits”) to employees and directors of the Company, 2,956,850 of which remain outstanding. As of the Record Date, there were 502,730 shares (as adjusted for the Stock Splits) of Common Stock available for grant under the Stock Option Plan. Accordingly, in order to continue to implement the Company’s policy of providing equity incentives to its employees and directors, the Board of Directors has approved an amendment to the Stock Option Plan to: (i) extend the term under which awards can be granted under the Stock Option Plan until November 30, 2012; and (ii) reserve an additional 997,270 shares of Common Stock for issuance thereunder, thereby increasing the total number of shares available for issuance under the Stock Option Plan to 6,487,867. Approval of this amendment requires the affirmative vote of a majority of the shares of Common Stock issued and outstanding and entitled to vote thereon, and if the amendment does not receive such approval, it will not take effect.

Purpose

Stock options and stock appreciation rights (“SARs”) are awarded under the Stock Option Plan for the purpose of increasing stockholder value, advancing the interests of the Company, strengthening the

Company’s ability to attract and retain the services of experienced and knowledgeable independent directors, and enhancing the Company’s ability to attract, retain and motivate employees.

Administration

The Stock Option Plan is administered by the Compensation Committee, or such other committee of the Board of Directors as the Board may determine (the “Committee”). Subject to the provisions of the Stock Option Plan, the Committee has all powers with respect to the administration of the Stock Option Plan, including, without limitation, full power and authority to interpret the provisions of the Stock Option Plan and any agreement executed and to resolve all questions arising under the Stock Option Plan.

Shares Subject to the Stock Option Plan

Subject to adjustment in the event of certain transactions involving the Company, up to 580,199 shares of Common Stock were reserved for issuance under the Stock Option Plan on the date of its inception and an additional 600,000 shares of Common Stock were reserved for issuance on November 4, 1996, for a total of 1,180,199 shares of Common Stock. Pursuant to the 1997 Stock Split and Section 4.3 of the Stock Option Plan, this was adjusted to 2,360,398. On December 11, 1998 an additional 1,300,000 shares of Common Stock were reserved for issuance for a total of 3,660,398. Pursuant to the 1999 Stock Split and Section 4.3 of the Stock Option Plan the Shares of Common Stock reserved for issuance were adjusted to 5,490,597. As of the Record Date, there were 502,730 shares (as adjusted for the Stock Splits) of Common Stock available for issuance pursuant to grant under the Stock Option Plan.

Assuming the adoption by the Company’s stockholders of this Proposal, the total number of shares available for issuance under the Stock Option Plan (as adjusted for the Stock Splits) will be 6,487,867. If an award granted under the Stock Option Plan expires or is terminated without having been exercised in full, the shares of Common Stock subject to the award but not delivered are available again for awards under the Stock Option Plan.

Who May Participate in the Stock Option Plan

Directors and employees of the Company are eligible to receive awards pursuant to the terms of the Stock Option Plan. The number of options and SARs granted to independent directors and employees under the Stock Option Plan is determined by the Committee. The Committee determines which individuals will be granted options and SARs, the number of shares to be optioned and other terms and conditions applicable to the grants.

Options granted under the Stock Option Plan may be either incentive stock options as defined in Section 422 of the Code or non-qualified stock options. Incentive stock options may be granted only to employees of the Company and its Subsidiaries (as defined in the Stock Option Plan) and are subject to the limitation that the aggregate fair market value (determined as of the time the option is granted) of stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year (under all option plans of the Company) will not exceed $100,000. Options that do not meet these requirements will be treated as non-qualified stock options.

Exercise of Awards; Exercise Price; Termination of Awards

Awards granted pursuant to the Stock Option Plan are evidenced by agreements in such form as the Committee may from time to time establish. Generally, each agreement states the number of shares covered thereby, the exercise price (which will not be less than the closing price of the Common Stock on the NYSE on the date of grant of the options), the time or times during which each award is exercisable, the expiration date of the award, the form of payment which may be used upon exercise of a stock option and whether a stock option is an incentive stock option or a non-qualified stock option. Options granted under the Stock Option Plan vest at a rate determined by the Committee. On the Record Date, the closing price of the Common Stock on the NYSE was $36.50 per share.

An award may be exercised in whole or in part (but for the purchase of whole shares only) from time to time by written notice to the Chief Executive Officer of the Company or his appointees which states the number of shares being exercised. Subject to the terms of the option agreement executed by the holder, payment of the option price may be made in cash, check or in outstanding shares of Common Stock (valued as of the date of exercise) or in a combination of such methods and must accompany the exercise notice. The exercise date of an option is the date elected by the optionee, but not earlier than the date on which the Company receives the notice from the optionee.

Neither an optionee nor any person holding a SAR has any privileges as a stockholder of the Company with respect to any shares of Common Stock subject to an award under the Stock Option Plan until the date of issuance of shares upon exercise.

Awards under the Stock Option Plan expire on the earlier of the date 10 years after the date of grant or 90 days after termination of employment, except as otherwise provided by the terms of the award.

All outstanding options and SARs become immediately exercisable if a Business Combination (as defined in Article Fifth of the Company’s Restated Certificate of Incorporation) occurs and is consummated and the disinterested directors of the Company either do not approve such Business Combination in accordance with Article Fifth, or do approve such Business Combination and so authorize such immediate exercisability in connection with such Business Combination.

Duration of the Stock Option Plan; Amendment; Certain Transactions

The Stock Option Plan would remain in effect as long as any awards that were made under it remain outstanding. However, no awards can be granted under the Stock Option Plan after October 28, 2007.

The Stock Option Plan may be amended or terminated by the Board at any time, except that no such amendment or termination shall: (i) increase or decrease the number of shares reserved thereunder without stockholder approval; (ii) be made without stockholder approval to the extent such approval is required by law, agreement or the rules of any exchange or automated quotation system upon which the Common Stock is listed or quoted; (iii) alter or impair the rights of holders with respect to awards previously made under the Stock Option Plan without the consent of the holders thereof or (iv) make any change that would disqualify the grants made under the Stock Option Plan, intended to be so qualified, from the exemption provided by Rule 16b-3 of the Exchange Act.

If the Common Stock is changed by reason of a stock split, stock dividend or recapitalization, or converted into or exchanged for other securities as a result of a merger, consolidation or reorganization, the Committee will make such adjustments in the number and class of shares of stock with respect to which awards may be granted under the Stock Option Plan as will be equitable and appropriate in order to make such awards, as nearly as may be practicable, equivalent to such awards immediately prior to such change. A corresponding adjustment changing the number and class of shares allocated to, and the exercise price of, each award or portion thereof outstanding at the time of such change will likewise be made. In the case of incentive stock options, no adjustment will be made if such adjustment (i) would constitute a modification, extension or renewal of such incentive stock options within the meaning of Sections 422 and 425 of the Code, or (ii) would, under Section 422 of the Code, be considered as the adoption of a new plan requiring stockholder approval.

Assignment: Death of Holder

The Stock Option Plan provides that, except as otherwise provided by the Committee, an award is exercisable only by the holder and is not assignable or transferable during the lifetime of a holder. If the holder dies, his or her award is thereafter exercisable (during the period referred to in “Exercise of Awards; Exercise Price; Termination Awards” above) by his or her executors or administrators to the full extent to which such award was exercisable by the holder at the time of his or her death.

Options and SARs Granted

During the period from the inception of the Stock Option Plan through the Record Date the following set forth the Stock Option Grants to all current executive officers:

M. Farooq Kathwari, President and CEO	3,911,004
Edward Teplitz, Vice President, Retail Division	21,500
Corey Whitely, Vice President, Operations	16,850
Nora Murphy, Vice President, Style	11,500
Craig Stout, Vice President, Case Goods Merchandising	35,450
Total:	3,996,304

All current directors who are not executive officers, as a group, have been granted 210,500 stock options; and all employees, including all current officers who are not executive officers, as a group, have been granted 1,189,287, stock options. No SARs have been awarded under the Stock Option Plan. A total of 408,224 stock options have been canceled.

Certain Federal Income Tax Consequences

The following summarizes the federal income tax consequences to participants who may receive awards under the Stock Option Plan. This description of tax consequences is based upon present federal tax laws and regulations.

Non-Qualified Stock Options.   The grant of a non-qualified stock option to an optionee will not itself be a taxable event, and the optionee will not be subject to any income tax consequences with respect to such option unless and until the option is exercised. Upon the exercise of a non-qualified stock option, the optionee will generally recognize ordinary compensation income equal to the “spread” between the exercise price and the fair market value of the Common Stock on the date of exercise, and the Company will be entitled to a corresponding deduction. Upon a subsequent disposition of the Common Stock, the optionee will recognize a short-term or long-term capital gain or loss equal to the difference between the fair market value of the shares on the date of exercise and the fair market value at disposition, depending on the length of time the shares are held.

Incentive Stock Options.   The grant of an incentive stock option to an employee will not itself be a taxable event. In addition, in contrast to the exercise of a non-qualified stock option, the exercise of an incentive stock option will not cause an optionee to recognize taxable income for regular income tax purposes. If the optionee holds the shares acquired upon exercise of the incentive stock option for a minimum of two years from the date of the grant of the incentive stock option and for at least one year after exercise, any gain realized by the optionee on the subsequent sale of such shares will be treated as long-term capital gain. Under such circumstances, the Company will not be entitled to any deduction for federal income tax purposes. If the shares are sold or otherwise disposed of prior to the expiration of such periods, then the optionee will recognize ordinary income in an amount equal to the difference between the fair market value of the Common Stock on the date of exercise over the amount paid for such shares, and the Company generally will be entitled to a corresponding deduction. Any loss recognized upon a taxable disposition of the shares generally would be characterized as a capital loss.

The excess of the fair market value of the Common Stock on the date of exercise of an incentive stock option over the exercise price is an adjustment which increases alternative minimum taxable income, the base upon which alternative minimum tax is computed. In determining the amount of gain or loss recognized on the later disposition of stock acquired pursuant to the exercise of an incentive stock option, the tax basis of the stock for alternative minimum tax purposes (but not regular tax purposes) is increased by the excess of the fair market value of the stock over the option price at the time of exercise.

Stock Appreciation Rights.   An employee will not realize taxable income at the time of the grant of an SAR. Upon exercise, however, the employee will generally realize ordinary income in the amount that the fair market value of the Common Stock on the date of exercise exceeds its fair market value on the date of grant. The Company generally will be entitled to a corresponding deduction in the year of exercise.

A copy of the proposed amendment is attached as Appendix B hereto.

THE BOARD OF DIRECTORS RECOMMNDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE STOCK OPTION PLAN, WHICH IS DESIGNATED AS PROPOSAL NO. 3 ON THE ENCLOSED PROXY CARD.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth, as to the Chief Executive Officer and the four most highly compensated executive officers other than the Chief Executive Officer, information concerning all compensation paid or accrued for services rendered in all capacities to the Company during the fiscal years ended June 30, 2006, 2005 and 2004. For a description of the terms of employment agreements, option and restricted stock grants for the listed officers, see also pages 10 through 16.

				Long Term Compensation Awards
	Annual Compensation			Restricted Stock	Securities Underlying Options	All Other
Name and Principal Position	Year	Salary	Bonus	Awards(2)	Granted	Compensation(1)
M. Farooq Kathwari	2006	$935,017	$864,000	—	—	$88,240
Chairman of the Board,	2005	913,995	663,000	372,960	200,000	70,300
President and	2004	873,800	1,073,000	366,555	400,000	429,400
Chief Executive Officer
Edward Teplitz	2006	235,000	150,000	—	1,000	1,300
Vice President, Retail Division	2005	231,154	135,000	—	2,500	1,000
	2004	225,000	135,000	—	4,000	1,000
Corey Whitely	2006	200,000	115,000	—	1,000	1,300
Vice President, Operations	2005	176,308	100,000	—	2,500	1,000
	2004	166,750	50,000	—	1,500	1,000
Nora Murphy	2006	185,000	85,000	—	1,000	1,300
Vice President, Style	2005	174,000	80,000	—	2,500	1,000
	2004	163,000	70,000	—	2,000	1,000
Craig W. Stout	2006	190,000	70,000	—	1,000	1,300
Vice President, Case Goods	2005	190,000	60,000	—	2,000	1,000
Merchandising	2004	186,250	55,000	—	1,500	1,000

(1)    Includes contributions by the Company of $1,300 each pursuant to the Ethan Allen Retirement Savings Plan for fiscal year 2006 and $1,000 each for fiscal years 2005 and 2004. In addition, Mr. Kathwari’s compensation for fiscal year 2006 includes $86,940 from dividend-equivalent payments on Stock Units.

(2)    Restricted shares granted to Mr. Kathwari were valued at the closing price of Common Stock on the grant date.

Stock Option Grants During Fiscal Year 2006

The following table sets forth information concerning grants of options to the named executive officers during the fiscal year ended June 30, 2006.

	Individuals Grants(1)				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Securities Awarded to	Number of Shares Underlying Options Awarded	% of Total Options Awarded to Employees in Fiscal Year	Exercise or Base Price Per Share	Expiration Date(2)	5%	10%
M. Farooq Kathwari	—	—	—	—	—	—
Edward Teplitz	1,000	2.27%	$36.56	6/27/16	$22,992	$58,267
Corey Whitely	1,000	2.27%	36.56	6/27/16	22,992	58,267
Nora Murphy	1,000	2.27%	36.56	6/27/16	22,992	58,267
Craig W. Stout	1,000	2.27%	36.56	6/27/16	22,992	58,267

(1)    All Stock options reported in this table were granted pursuant to the 1992 Stock Option Plan, see “Employee Stock Plans” below.

(2)    Expires the earlier of the date indicated or 90 days after the participants’ employment with the Company is terminated for any reason.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth information concerning stock options that were exercised by the named executive officers during fiscal year 2006 and the number and value of any unexercised Stock Options outstanding as of the end of fiscal year 2006 (assuming a stock price of $36.55 per share at June 30, 2006), held by the named executive officers.

	Shares Acquired on Exercise	Value Realized ($)	Number of Securities Underlying Unexercised Stock Options at June 30, 2006	Value of Unexercised In-the-Money Stock Options at June 30, 2006
M. Farooq Kathwari
Exercisable	—	—	2,700,050	$22,039,027
Unexercisable	—	—	—	—
Edward Teplitz
Exercisable	—	—	14,875	91,365
Unexercisable	—	—	6,625	22,375
Corey Whitely
Exercisable	2,250	41,400	9,550	26,352
Unexercisable	—	—	4,000	12,750
Nora Murphy
Exercisable	—	—	6,000	13,875
Unexercisable	—	—	4,625	13,625
Craig W. Stout
Exercisable	3,000	77,160	11,925	81,615
Unexercisable	—	—	3,625	10,725

Employee Stock Plans

The Company has issued options to purchase shares of Common Stock pursuant to the 1992 Stock Option Plan. See Note 11 to “Notes to Consolidated Financial Statements” in the Company’s Annual

Report as of June 30, 2006 filed on Form 10-K. The Company has registered the issuance of the shares of Common Stock issuable upon exercise of such options.

The Ethan Allen Retirement Savings Plan

The Company established the Ethan Allen Profit Sharing and 401(k) Retirement Plan (the “Plan”), now known as the Ethan Allen Retirement Savings Plan, effective July 1, 1994 as a result of the merger of the Company’s and/or its subsidiaries’ Profit Sharing and 401(k) Plans. The Plan covers all employees who have completed at least three months of service.

The 401(k) portion of the Plan allows participants to defer up to 100% of their compensation, subject to certain statutory limitations. The Company may, at its discretion, fully match the first $500 of a participant’s before tax contribution and one-half of the next $1,600 of a participant’s before tax contribution, up to a maximum of $1,300 each year. Except as otherwise noted in the Summary Compensation Table, the Company made matching contributions to the Plan of $1,300 for fiscal year 2006, and $1,000 for fiscal years 2005 and 2004 for each of the above named executive officers. Participant contributions and employer matching contributions are immediately and fully vested.

Under the Profit Sharing portion of the Plan, contributions can be made only by the Company and are at the sole discretion of the Company. Contributions are allocated among all Plan participants in the same ratio as a participant’s covered remuneration bears to that of all Plan participants.

The Plan is the primary vehicle for providing retirement income to Company employees.

The Plan is administered by Ethan Allen Global, Inc. with J.P. Morgan as Investment Manager and Record Keeper. Investments options currently offered under the Plan include two collective trusts, nine mutual funds, three strategic allocation funds, employer common stock, and a self-directed brokerage fund. Participants direct the investment of their amounts under the Plan and may choose from some or all of the investment options designated by the Retirement Committee from time to time.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, owners of over 10% of our Common Stock, and some persons who formerly were directors, executive officers, or over 10% owners, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange and furnish us with a copy of each report filed. Based solely on our review of copies of the reports by some of those persons and written representation from others that no reports were required, we believe that during fiscal year 2006 all but one Section 16(a) filing requirements were complied with in a timely fashion. One Form 4 for Jack DeKorne, Vice President, Retailer Relations was filed late due solely to problems in obtaining updated codes from the SEC.

Comparative Company Performance

The following line graph compares cumulative total stockholder return for the Company with a performance indicator of the overall stock market, the Standard & Poor’s 500 Index, and an industry index, the Peer Issuer Group Index, assuming $100 was invested on June 30, 2001.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG ETHAN ALLEN INTERIORS INC., THE S & P 500 INDEX
AND A PEER GROUP

* $100 invested on 6/30/01 in stock or index-including reinvestment of dividends.

Fiscal year ending June 30.

Copyright © 2006, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm

▲             Standard & Poor’s 500 Index

•              Peer Issuer Group which includes Bassett Furniture Industries, Inc., Bush Industries, Inc., Chromcraft Revington, Inc., Flexsteel Industries, Inc., Furniture Brands International, Inc., Haverty Furniture Companies, Inc., La-Z Boy Inc., Legett & Platt, Inc., and Pier 1 Imports Inc.

The returns of each company have been weighted according to each company’s market capitalization.

OTHER MATTERS

Proxy Solicitation Expense

The expense of the proxy solicitation will be paid by the Company. In addition to the solicitation of proxies by use of the mails, solicitation also may be made by telephone, telegraph or personal interview by directors, officers and regular employees of the Company, none of whom will receive additional compensation for any such solicitation. The Company has engaged Morrow & Co., Inc., located at 470 West Avenue, Stamford, Connecticut 06902, a professional proxy solicitation firm, to provide customary solicitation services for a fee of $6,000 plus expenses. The Company does not anticipate that the costs and expenses incurred in connection with this proxy solicitation will exceed those normally expended for a proxy solicitation for those matters to be voted on at the Annual Meeting. The Company will, upon request, reimburse brokers, banks and similar organizations for out-of-pocket and reasonable clerical expenses incurred in forwarding proxy material to their principals.

Stockholder Proposals and Nomination of Directors

Nominations of persons for election to the Board of Directors along with stockholder proposals may be made at any annual meeting of stockholders by any stockholder of the Company: (i) who is a stockholder of record on the date of the giving of the notice and on the Record Date; and (ii) who complies with the notice procedures.

For the nomination or proposal to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Company.

To be timely, a stockholder’s notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Company not less than sixty days nor more than ninety days prior to the date of the annual meeting; provided, however, that in the event that less than seventy days’ notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.

Nomination

To be in proper written form, a stockholder’s notice to the Secretary must set forth: (a) as to each person whom the stockholder proposes to nominate for election as a director (i) the name, age, business address and residence address of the person; (ii) the principal occupation or employment of the person; (iii) the class or series and number of shares of Common Stock of the Company which are owned beneficially or of record by the person; and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, as amended, and the rules and regulations promulgated thereunder; and (b) as to the stockholder giving the notice (i) the name and record address of such stockholder; (ii) the class or series and number of shares of Common Stock of the Company which are owned beneficially or of record by such stockholder; (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their name) pursuant to which the nomination(s) are to be made by such stockholder; (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings or solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected.

Proposal

To be in proper written form, a stockholder’s notice to the Secretary must describe the proposal in sufficient detail for the proposal to be summarized on the agenda for the 2007 Annual Meeting of Stockholders and must set forth: (i) the name and address, as it appears on the books of the Company, of the stockholder who intends to make the proposal; (ii) a representation that the stockholder is a holder of record of Common Stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at such meeting to present such proposal; and (iii) the class or series and number of shares of Common Stock of the Company which are beneficially owned by the stockholder. In addition the notice must set forth the reasons for conducting such proposed business at the 2007 Annual Meeting of Stockholders and any material interest of the stockholder in such business. The presiding officer of the 2007 Annual Meeting of Stockholders will, if the facts warrant, refuse to acknowledge a proposal not made in compliance with the foregoing procedure, and any such proposal not properly brought before the 2007 Annual Meeting of Stockholders will not be considered.

The Company currently intends to hold its 2007 Annual Meeting of Stockholders on or about November 13, 2007. In order for any stockholder proposal submitted pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, to be included in the Company’s proxy statement to be issued in connection with the 2007 Annual Meeting of Stockholders, such proposal must be received by the Company no later than June 12, 2007. Any proposal(s) or nomination(s) to be submitted that do not comply with Rule 14a-8 promulgated under the Exchange Act may be omitted. Any stockholder proposal or nomination for the 2007 Annual Meeting of Stockholders submitted outside the submission date will be deemed untimely for purposes of Rule 14a-4(c)(i). Proxies for that meeting may confer discretionary authority to vote on untimely proposals without express direction from the stockholders giving the proxies.

We will send you a copy of our Annual Report on Form 10-K for the fiscal year ended June 30, 2006 without charge if you send a written request to Office of the Secretary, Ethan Allen Interiors Inc., Ethan Allen Drive, Danbury, Connecticut 06811. You can also obtain copies of our Form 10-K and any other reports we file with the SEC through the SEC’s website at www.sec.gov or on our website at www.ethanallen.com/investors.

Other Business

The Board of Directors is not aware of any matters to be presented at the Annual Meeting other than those enumerated in the Company’s Notice enclosed herewith. If any other matters do come before the meeting, it is intended that the holders of the proxies will vote thereon in their discretion. Any such other matters will require for its approval the affirmative vote of the majority in interest of the stockholders present in person or by proxy at the Annual Meeting where a quorum is present, or such greater vote as may be required by the Company’s Restated Certificate of Incorporation, the Company’s Amended and Restated By-Laws or the General Corporation Law of the State of Delaware.

By Order of the Board of Directors,
Pamela A. Banks
Secretary

Ethan Allen Interiors Inc.
Ethan Allen Drive
Danbury, Connecticut 06811
October 10, 2006

Each stockholder, whether or not he or she expects to be present in person at the Annual Meeting, is requested to MARK, SIGN, DATE and RETURN THE ENCLOSED PROXY CARD in the accompanying envelope as promptly as possible. A stockholder may revoke his or her proxy at any time prior to voting.

Appendix A

Ethan Allen Interiors Inc.

Board of Directors

AUDIT COMMITTEE CHARTER

Purpose

The Audit Committee, which shall consist of no fewer than three members appointed by the Board to monitor (1) the integrity of the Company’s financial statements, (2) the compliance by the Company with legal and regulatory requirements, (3) the qualifications, independence and performance of the independent auditors, and (4) the performance of the Company’s internal audit function.

Statement of Policy

The Audit Committee shall provide assistance to the Board of Directors in fulfilling their oversight responsibility relating to the Company’s financial statements and the financial reporting process, the system of internal accounting and financial controls, the internal audit function and the annual independent audit of the Company’s financial statements. In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, independent auditors, the internal auditors and management of the Company. In discharging its oversight role, the Committee is empowered full access to all books, records, facilities, and personnel of the Company.

Committee Membership

The members of the Audit Committee shall meet the independence, experience and financial expertise requirements of the New York Stock Exchange and Section 10A of the Securities Exchange Act of 1934, as amended by the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder.

Directors’ fees (including any committee fees) shall be the only compensation that an Audit Committee member may receive from the Company. The members of the Audit Committee shall serve until successors are appointed and qualify. The Board shall designate the Chairman of the Audit Committee.

The Board shall have the power at any time to change the membership of the Audit Committee and to fill vacancies in it, subject to such new member(s) satisfying the independence, experience and financial expertise requirements.

Authority and Responsibilities

The Audit Committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Board and the Audit Committee, as representative of the Company’s shareholders.

The Audit Committee shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board, and shall obtain and review a report by the independent auditor describing the firm’s internal quality control procedures and any material issues raised by the most recent internal quality-control review, and steps taken to deal with any such issues.

The Audit Committee shall have the sole authority to appoint or replace the registered public accountants subject, if applicable, to shareholder ratification, and shall approve all audit engagement fees and terms, and all non-audit engagements in excess of $10,000. The Audit Committee shall consult with management, but shall not delegate their responsibilities, except that pre-approval of non-audit services may be delegated to the Chairman of the Audit Committee. In addition, the Audit Committee shall delegate to management the ability to approve non-audit engagement fees and services by the Company’s registered public accounting firm where such fees are less than $10,000.

The Audit Committee shall be directly responsible for the compensation and oversight over the work of the registered public accounting firm (including resolution of any disagreement between management and the public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work, and the public accounting firm shall report directly to the Audit Committee.

The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee and carry out its duties, and to conduct or authorize investigations into any matters within its scope of responsibilities. The Audit Committee shall meet periodically with management, the internal auditors, and registered public accountants in separate executive sessions in furtherance of its purposes.

The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

The Audit Committee shall make regular reports to the Board at least once each fiscal year.

In performing its oversight function, the Audit Committee, either as a whole or through its chairman, as the committee shall authorize from time to time, shall undertake those tasks and responsibilities that, in its judgment, would most effectively contribute and implement the purposes of the Audit Committee. The following functions are some of the common recurring activities that the Audit Committee may undertake in carrying out its oversight responsibilities:

•       Review with the independent accountants and management the proposed scope of the annual audit, past audit experience, the Company’s internal audit program, recently completed internal audits, and other matters bearing upon the scope of the audit, and review any audit problems or difficulties and management’s response.

•       Review the annual audited financial statements with management, including major issues regarding accounting and auditing principles and practices including any significant changes in the Company’s selection or application of accounting principles, as well as the adequacy of internal controls that could significantly affect the Company’s financial statements, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

•       Review any analysis prepared by management and/or the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements and any other significant matters revealed in the course of the audit of the annual financial statements of the Company.

•       Discuss, in general terms, the material content of annual earnings press releases and financial information and other non-routine releases of a non-recurring nature.

•       Review with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q and the Company’s Annual Report on Form 10-K, including their judgment about the quality, not just acceptability, of accounting principals, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements including the “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and the matters required to be disclosed pursuant to Auditing Standards No. 61, prior to filing of its Form 10-Q, including the results of the registered public accountants’ review of the quarterly financials to the extent applicable.

•       Meet periodically with management to review the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

•       Provide procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

•       Review and approve the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement, and annual certifications to the New York Stock Exchange.

•       Annually review and reassess the Audit Committee’s performance and the adequacy of this Charter and recommend any proposed changes to the Charter to the Board for approval.

•       Perform any other activities consistent with this Charter, the Company’s by-laws, and governing law, as the Committee or the Board deems necessary or appropriate.

•       Review and discuss with management and the independent registered public accountants the adequacy of the Company’s internal controls and special audit steps adopted in light of material control deficiencies.

•       Obtain and review a report from the public accountants at least annually regarding (a) the registered public accountants’ internal quality control procedures, (b) any material issues raised by the most recent quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the public accountants and the Company. Evaluate the qualifications, performance and independence of the public accountants, including a review and evaluation of the lead partner of the registered public accountant and taking into account the opinions of management and the Company’s internal auditors.

•       Ensure that the lead audit partner of the public accountants and the audit partner responsible for reviewing the audit are rotated at least every five years as required by the Sarbanes-Oxley Act of 2002.

•       Recommend to the Board policies for the Company’s hiring of employees or former employees of the public accountants who were engaged on the Company’s account (recognizing that the Sarbanes-Oxley Act of 2002 does not permit the CEO, controller, CFO or chief accounting officer to have participated in the Company’s audit as an employee of the public accountants during the preceding one-year period).

•       Discuss with management and the public accountants any accounting adjustments that were noted or proposed by the registered public accountants.

•       Discuss with the public accountants the internal audit department and its audit plan, responsibilities, budget and staffing.

•       Review disclosures made by the Company’s principal executive officer or officers and principal financial officer or officers regarding compliance with their certification obligations as required under the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, including the Company’s disclosure controls and procedures and internal controls for financial reporting and evaluations thereof.

•       Review any reports of the registered public accountants mandated by Section 10A of the Securities Exchange Act of 1934, as amended, and obtain from the independent registered public accountants any information with respect to illegal acts in accordance with Section 10A.

•       Delegate to management the ability to approve non-audit engagement fees and services by the Company’s registered public accounting firm where such fees are less than $10,000.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor.

Last reviewed and updated January 24, 2006

Appendix B

ETHAN ALLEN INTERIORS INC.

FOURTH AMENDMENT TO
AMENDED AND RESTATED 1992 STOCK OPTION PLAN

This Fourth Amendment to the Amended and Restated and Restated 1992 Stock Option Plan (as amended and restated, the “Plan”) of Ethan Allen Interiors Inc. (the “Company”) is dated as of                 , 2006 (this “Amendment”).

WHEREAS, the Board of Directors (the “Board”) of the Company adopted the Plan on March 23, 1993, to advance the interest of the Company and its subsidiaries, to strengthen the Company’s ability to attract and retain its directors and employees and to provide such directors and employees with an opportunity to acquire an equity interest in the Company;

WHEREAS, the Plan was amended as of November 4, 1996, amended and restated as of October 28, 1997, amended as of December 11, 1998, amended as of December 23, 1999, and amended as of November 17, 2003; and

WHEREAS, the Board approved this Amendment in order to (i) extend the term under which awards can be granted until November 30, 2012, and (ii) increase the total number of shares available for issuance under the Plan to 6,487,867.

NOW THEREFORE, in consideration of the mutual agreements and understandings set forth herein, the Plan is hereby amended as follows:

1.     Section 4.1 of the Plan is hereby amended by deleting the number “5,490,597” and substituting therefore “6,487,867”.

2.     Section 8.2 of the Plan is hereby amended by deleting the date “October 28, 2007” and substituting therefore “November 30, 2012”.

3.     Except as herein amended, the Plan shall remain in full force and effect and is ratified in all respects. On and after the effectiveness of this Amendment, each reference in the Plan to “this Plan,” “hereunder,” “hereof,” “herein” or words of like import, and each reference to the Plan in any other agreements, documents or instruments executed and delivered pursuant to the Plan, shall mean and be a reference to the Plan, as amended by this Amendment.

ETHAN ALLEN INTERIORS INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS - NOVEMBER 14, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

P R O X Y

The undersigned stockholder of Ethan Allen Interiors Inc., a Delaware corporation (the “Company”) hereby appoints Clinton A. Clark and Horace G. McDonell as proxies for the undersigned, and each of them, with full power of substitution in each of them, to attend the annual meeting of stockholders to be held at the Ethan Allen Interiors Inc. International Corporate Headquarters at Ethan Allen Drive, Danbury, CT., 06811 on Tuesday, November 14, 2006, at 9:00 a.m., local time, or any adjournment or postponement thereof to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement and revokes any proxy heretofore given with respect to such meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF THIS PROXY IS EXECUTED BUT NO INSTRUCTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” EACH OF THE NOMINEES FOR DIRECTOR AND “FOR” EACH OF THE OTHER PROPOSALS AND IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

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BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 & 3.						Please mark vote as indicated in this example
1.	PROPOSAL TO ELECT DIRECTORS:
		FOR	WITHHOLD AUTHORITY		Date:		, 2006
	01. RICHARD A SANDBERG	☐	☐
Signature
	02. FRANK G. WISNER	☐	☐
Signature (if held jointly)

2.	PROPOSAL TO RATIFY KPMG LLP AS OUR	FOR	AGAINST	ABSTAIN	Please sign exactly as your name or names appear hereon. For joint
	INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2007 FISCAL YEAR.	☐	☐	☐

accounts each owner should sign. When signing as executor, administrator, attorney, trustee, guardian or in another representative capacity, please give your full title. If a corporation or partnership, please sign in the name of the corporation or partnership by an authorized officer or person.

		FOR	AGAINST	ABSTAIN
3.	PROPOSAL TO AMEND THE 1992 STOCK OPTION PLAN.	☐	☐	☐	PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

					CHECK HERE ONLY IF YOU PLAN TO ATTEND THE MEETING IN PERSON.		☐

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VOTE BY TELEPHONE OR INTERNET QUICK EASY IMMEDIATE

ANNUAL MEETING OF STOCKHOLDERS OF

ETHAN ALLEN INTERIORS INC.

NOVEMBER 14, 2006

PROXY VOTING INSTRUCTIONS

VOTE BY MAIL: Please date, sign and mail proxy card in the envelope provided as soon as possible.

VOTE BY PHONE: You will be asked to enter a CONTROL NUMBER which is located in the lower right hand corner of this form.

OPTION A:	To vote as the Board of Directors recommends on ALL Proposals; Press 1.

OPTION B:	If you choose to vote on each Proposal separately, press 0. You will hear these instructions:

Item 1: To vote FOR, press 1; WITHHOLD, press 9; ABSTAIN, press 0. The instructions are the same for all remaining items to be voted.

When asked, please confirm your vote by pressing 1.

VOTE BY INTERNET: THE WEB ADDRESS IS www.proxyvoting.com/ETH

Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

IF YOU VOTE BY PHONE OR INTERNET–DO NOT MAIL THE PROXY CARD.

THANK YOU FOR VOTING.

Call Toll Free On a Touch-Telephone
1-800-868-5136	CONTROL NUMBER
There is NO CHARGE to you for this call	for Telephone/Internet Voting